EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							22-017

Date: September 26, 2022	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Appoints Diana Glassman and Paula Harris as New Directors

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) announced today that its Board of Directors (the “Board”) has appointed Diana Glassman and Paula Harris as new directors.

William L. Transier, Chairman of the Board, stated, “We are pleased to welcome both Diana and Paula to the Helix Board of Directors.  The wealth of experience our two new Board members have will bring valuable perspectives to our Board.  Helix remains committed to board refreshment and diversity initiatives, and the appointments of our new directors are the result of an extensive search process that began months ago.  The additions of Diana and Paula to the Helix Board are designed to ensure we have the right mix of diverse skills and experience to execute our strategy and reflect the views of Helix’s shareholders, employees and customers.”

Ms. Glassman, 55, since December 2019 has been Director-Engagement at EOS at Federated Hermes, a leader in the evolving field of responsible investing, leading their Oil & Gas and co-leading their Technology sector engagements and spearheading engagement on diversity, equity and inclusion with a focus on business strategy, capital allocation and ESG considerations.  Ms. Glassman sits on Federated Hermes Limited’s Inclusion Committee and is Chair of its employee networks.  Between July 2014 and December 2019 Ms. Glassman was Chief Executive Officer of Integration Strategy, Inc., a strategy consulting firm advising leaders of companies, private equity firms and government entities primarily in energy and infrastructure, and previously held positions of increasing responsibility at TD Bank Group, Credit Suisse and PricewaterhouseCoopers.  Ms. Glassman holds a Bachelor of Science degree in Biology, magna cum laude and with Distinction in the major, from Yale University, an M.P.A. in International Development from Harvard Kennedy School, and an M.B.A. from Harvard Business School.

Ms. Harris, 58, currently is on the executive leadership team at the Houston Astros serving as Senior Vice President of Community and overseeing the Houston Astros Foundation.  Ms. Harris has over 34 years of experience in international oilfield services with Schlumberger Limited (NYSE: SLB), most recently serving as Director of Global Stewardship from 2015 until her retirement in 2020.  Prior to such role at Schlumberger Ms. Harris served in a variety of roles of progressing leadership responsibility, initially having worked in field operations offshore before roles in training, sales and environmental-social sustainability, including leading the development and implementation of metrics-based, cost-efficient environmental programs tailored to meet the needs of stakeholders, communities and customers and aiding the delivery of the long-term sustainable development goals in carbon reduction, energy efficiency, increased green technology sales and increased female and minority employees.  Ms. Harris currently serves on the boards of directors of Hunting PLC (LSE: HTG), a manufacturer and provider of downhole metal tools and components to the oil and gas industry, and Chart Industries, Inc. (NYSE: GTLS), a global manufacturer of engineered equipment servicing multiple applications in the clean energy and industrial gas markets, as well as other privately held and non-profit boards.  Ms. Harris holds a Bachelor of Science degree in petroleum engineering from Texas A&M University and a Master of Education degree in technical instruction and learning from Abilene Christian University.

Ms. Glassman will serve as a Class II director whose term will expire at Helix’s 2024 Annual Meeting of Shareholders.  Ms. Glassman also was appointed by the Board to serve on the Board’s Corporate Governance and Nominating Committee.  Ms. Harris will serve as a Class III director whose term will expire at Helix’s next Annual Meeting of Shareholders.  Ms. Harris also was appointed by the Board to serve on the Board’s Compensation Committee.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.helixesg.com.